HOLA COMMUNICATIONS CHANGE OF CONTROL AND APPOINTMENT OF NEW DIRECTOR

San Diego, CA Friday May 4, 2007

Hola Communications Inc. (OTCBB: HLAC) announces that Sean Dickenson has acquired 3,800,000 common shares in the capital stock of the Company in a private transaction pursuant to a share purchase agreement dated May 3, 2007 between Sean Dickenson, Carlos Bustamante and Jose Cerda for the purchase price of US $150,000. Mr. Dickenson now owns 63.3% of the issued and outstanding shares.

We are also pleased to announce the addition of Sean Dickenson to the Board of Directors. Mr. Dickenson will also be acting as President, Chief Executive Officer, Secretary and Treasurer.

Mr. Dickenson is an Independent Financial Consultant involved in the administration of Public Companies with eight years of experience in corporate management and finance.

From September 2006 to present Mr. Dickenson has been a Communications Consultant with Source Petroleum, Inc., from April 2003 to February 2007 he was in charge of Partner Development at Business Objects SA.

From February 2002 to April 2003 Mr. Dickenson was an Investment Advisor with RBC Dominion Securities Inc.

Mr. Dickenson expects to devote approximately fifty per cent (50%) of business time to the operations of the Company.

As of May 3, 2007 Carlos Bustamante has resigned as President and Chief Executive Officer and Jose Cerda has resigned as Secretary and Treasurer.

For more information on Hola Communications Inc. please visit our website: www.hola-communications.com

Sean Dickenson

Hola Communications Inc.

sdickenson@shaw.ca

www.hola-communications.com

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